Tri-Continental Corporation
                         an investment you can live with

                                                        FACT SHEET as of 8/31/03

NYSE Symbol: TY                                           www.tricontinental.com

FUND OBJECTIVE

Tri-Continental Corporation invests to produce future growth of both capital and income, while providing reasonable current income.

PER SHARE CHARACTERISTICS

Net Asset Value                                    $17.85
Market Price                                       $15.17
Premium/(Discount)                                 (15.01)%
Accumulated Realized Capital Loss                  $(6.70)
Net Unrealized Capital Gain                        $0.85

PORTFOLIO CHARACTERISTICS++

Median Market Capitalization                       $22.25 billion
Weighted Average Price/Earnings Ratio (2003)(1)              16.5
Weighted Average Price/Book Ratio (2003)(2)                  2.6x
Net Investment Assets                               $2.18 billion
Beta (vs. S&P 500)(3)                                        1.55

INVESTMENT RESULTS*

Total returns for the periods ended August 31, 2003

                                                                                     Average Annual
                                                                      ----------------------------------------------------
                               One Month**      Year-to-Date**         One Year         Five Years               10 Years
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Net Asset Value                   2.64%             14.31%                5.60%           (0.31)%                  6.91%
Market Price                      1.13              15.25                 1.45             0.92                    6.65
Lipper Closed-End Growth &
Income Funds Average***           2.53              16.45                12.11             2.51                    7.19
S&P 500***                        1.95              15.95                12.07             2.48                   10.08

PORTFOLIO COMPOSITION(#)

The equity portfolio is widely diversified, covering 20 different industries and 89 issues, with no one holding representing more than 4.3% of the portfolio.

Common Stocks                            95.1%
Other Investments                         2.2
Cash and Cash Equivalents                 2.6
Other Assets Less Liabilities             0.1

TOP EQUITY HOLDINGS(#)

Tri-Continental Corporation seeks companies selling at price/earnings multiples below their expected earnings growth rates, with strong management teams and improving fundamental characteristics.

Citigroup                 4.3%      JP Morgan Chase       2.8%
Bank of America           3.4       Pfizer                2.6
Microsoft                 3.4       General Electric      2.4
Applied Materials+        3.0       American Express      2.3
eBay+                     2.9       Altria Group          2.3

The Corporation is actively managed, and its holdings are subject to change.
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*Past performance is no guarantee of future results. The rate of return will vary and the principal vale of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. The Net Asset Value and Market Price investment results for Tri-Continental assume reinvestment of all distributions. **Not annualized. ***The Lipper Closed-End Growth & Income Funds Average and the S&P 500 are unmanaged benchmarks that assume reinvestment of all distributions. The S&P 500 excludes the effect of fees. Investors cannot invest directly in an index or an average. #As a percentage of net investment assets. +New to the Top Equity Holdings for this month. ++ Calculations are based upon information provided by FactSet as of 8/31/03 for the securities held in the Corporation.

HOLDINGS BY SECTOR(#)

                                Tri-Continental Corporation         S&P 500
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Consumer Discretionary                     15.3%                     11.4%
Consumer Staples                            5.7                      11.4
Diversified Equities                        2.1                        --
Energy                                      7.4                       5.8
Financials                                 24.8                      20.5
Health Care                                 7.9                      13.5
Industrials                                 5.9                      10.8
Information Technology                     25.7                      17.4
Materials                                   3.6                       2.9
Telecommunication Services                  1.3                       3.5
Utilities                                    --                       2.8
Unassigned                                  0.3                        --
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(1) Price/Earnings Ratio is the "multiple" of earnings at which a stock sells, determined by dividing current stock price by estimated earnings per share, adjusted for stock splits. A higher "multiple" indicates investors have greater expectations for future growth. The weighted average is the mean of the price/earnings ratios of all securities held in Tri-Continental's portfolio, weighted by the percent of equity.

(2) Price/Book Ratio is the comparison of a stock's market value to the value of total assets less total liabilities (book value), determined by dividing current stock price by common stockholder equity per share, adjusted for stock splits. The weighted average is the mean of the price/book ratios of all securities held in Tri-Continental's portfolio, weighted by the percent of equity.

(3) For the five years ended 8/31/03. Beta measures the volatility of the Corporation, as compared to that of the overall market (represented by the S&P 500). The market's beta is set at 1.00; a beta higher than 1.00 is considered to be more volatile than the market; a beta lower than 1.00 is considered to be less volatile. Beta is calculated by first calculating the historical beta for each security within the portfolio and then calculating the weighted average beta for the portfolio.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

For more information on Tri-Continental Corporation, including copies of its current prospectus containing information regarding fees, expenses, and other important information, please call (800) TRI-1092. Please read the prospectus carefully before investing or sending money.

            NOT FDIC INSURED o NOT BANK GUARANTEED o MAY LOSE VALUE

CETRI8 8/03